Exhibit 99.1

Jernigan Capital Announces First Quarter Results; Reports Strong Value Creation in Investment Portfolio and Additional Capital Solutions

MEMPHIS, Tennessee, May 4, 2016 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP) today announced results for the quarter ended March 31, 2016, reported on recent capital activities and updated annual earnings guidance, while issuing earnings guidance for the second quarter. Highlights include:

▪	$0.53 adjusted earnings per share and $0.18 earnings per share (including transaction-related costs of $2.0 million); book value of $16.30 per share at quarter end;

▪	8.6% decrease in general and administrative expenses from fourth quarter 2015;

▪	$115.0 million of new capital to fund existing and future commitments, including $110.0 million in an institutional joint venture and $5.0 million from subordinated participations, or “A Notes” sold to a Tennessee bank;

▪	Increased annual guidance for change in fair value of investments by approximately 50.0% from $5.0 -$7.0 million to $7.5 - $10.0 million, provided updated annual earnings per share guidance of $0.59 - $1.14 per share and provided earnings per share guidance for the three months ending June 30, 2016 of $0.22 - $0.34 per share; and

▪	Increased annual adjusted earnings per share guidance by an average of 34.0%, from $0.79 - $1.24 per share to $1.10 - $1.61 per share; issued adjusted earnings per share guidance of $0.29 - $0.40 per share for three months ending June 30, 2016.

“The first quarter was a transformational quarter for our company,” commented Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital, Inc. “First and foremost, we witnessed our initial self-storage development investments approach certificate of occupancy stage at estimated fair values that significantly exceeded our initial expectations and guidance, allowing us to increase by approximately 50.0% our guidance of expected fair value increases. Our financial results clearly demonstrate our ability to create shareholder value by focusing on well-located self-storage development projects during this unprecedented period of success for the self-storage sector.”

Mr. Jernigan continued: “In addition, since the beginning of the year we have accomplished important capital initiatives, including the previously announced institutional joint venture, the completion of our first two subordinated participation, or “A note,” sales and the procurement of a term sheet for a third A note sale, all at prices and rates similar to those we contemplated at the time of our initial public offering last year. These transactions have provided us with reasonably priced capital to fund our continued growth, and we expect to successfully continue pursuing these transactions. We are thrilled with the accomplishments of our excellent team over the past few months and are seeing a wonderful return on the investment in infrastructure that we have made.”

Financial Highlights

At March 31, 2016, after declaration of a quarterly dividend of $0.35 per share on the Company’s common stock, the Company’s book value per share was $16.30 per share compared to $16.44 per share as of December 31, 2015. As of March 31, 2016, the Company had total assets of $106.5 million, including $28.8 million of cash, total investments of $75.3 million, and total equity of $101.1 million. The Company had no debt at March 31, 2016. In addition, as of March 31, 2016 the Company held a $7.9 million interest in Storage Lenders LLC (the “SL1 Venture”), the Company’s joint venture with an affiliate of Heitman Capital Management and a large institutional co-investor.

Net income for the first quarter was $1.1 million, or $0.18 per share, and adjusted earnings for the quarter were $3.2 million, or $0.53 per share, an increase of $2.0 million and $3.9 million, respectively, over the net loss and adjusted loss for the fourth quarter of 2015.

The Company had interest income of approximately $1.1 million for the quarter ended March 31, 2016, an increase of approximately $0.1 million, or 13.4% over interest income for the quarter ended December 31, 2015.

General and administrative expenses for the quarter ended March 31, 2016 decreased approximately $162,000, or 8.6%, from the quarter ended December 31, 2015. General and administrative expenses for the quarters ended March 31, 2016 and December 31, 2015 were as follows:

	Dollars in Thousands
	Quarter Ended
	March 31	December 31
Compensation and benefits	$766	$641
Occupancy	112	104
Business development	113	149
Professional fees	210	345
Management fees to Manager	414	414
Other	103	227
Total	$1,718	$1,880

Of the compensation and benefits expense for the three months ended March 31, 2016, approximately $175,000 consisted of stock-based compensation expense, which is a non-cash expense, compared to approximately $138,000 for the three months ended December 31, 2015.

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Capital Highlights

As previously reported, on March 7, 2016 the Company executed a joint venture agreement for the SL1 Joint Venture, with institutional partners committing $110.0 million of equity capital to the SL1 Joint Venture, including $35.0 million from an affiliate of Heitman Capital Management and $75.0 million from a large institutional investor, and the Company committing $12.2 million. The Company has contributed to the SL1 Joint Venture three existing development property investments with an aggregate committed principal amount of approximately $41.9 million, receiving credit of $8.1 million (in the form of the drawn balances on the Company’s three existing self-storage investments) toward its aggregate $12.2 million capital commitment. On April 15 and April 29, 2016, respectively, the SL1 Joint Venture closed two development property investments for an aggregate committed principal amount of $27.5 million, leaving $52.8 million of capacity for new development property investments within the SL1 Joint Venture.

On April 29, 2016, the Company sold to FirstBank, a Tennessee bank, senior participations in two operating property loans having an aggregate principal balance of approximately $7.8 million and earning interest at a rate of 6.9% per annum. FirstBank paid to the Company approximately $5.0 million for 65% senior participations in the two loans. The Company will pay interest to FirstBank on its senior participations at the annual rate of one month LIBOR plus 3.85%, which translates to a current rate of approximately 4.30%. On May 4, 2016, the Company entered into a term sheet with FirstBank for an additional $10.0 million (or 56.4%) senior participation in an approximately $17.7 million self-storage construction loan on a facility in Miami, Florida. The term sheet is non-binding and subject to completion of due diligence and definitive documentation, and the sale of the senior participation is expected to close before May 31, 2016.

On May 3, 2016, the Company terminated negotiations with its proposed credit facility provider under the previously announced term sheet for a proposed $60.0 million credit facility.

As of March 31, 2016, the Company had remaining unfunded commitments related to its investment portfolio of approximately $69.8 million. From the combination of $28.8 million of unrestricted cash, the $15.0 million of proceeds from the completed and anticipated FirstBank senior participations, expected repayments on existing loans, and anticipated proceeds from other potential capital markets transactions (which may include other senior participation or A note sales), the Company believes it will have sufficient capital to fund its operations for at least the next twelve months.

“The SL1 Joint Venture and the FirstBank senior participations further validate the exceptional quality of our investments and the positive perception by the institutional marketplace of our underwriting and business model,” said John Good, President and Chief Operating Officer of the Company. “While we are disappointed with the termination of our credit facility negotiations, we strongly believe, as evidenced by the FirstBank transactions, there are available buyers of A notes or senior participations that will provide capital to us. The completed and contemplated A note transactions have interest rates that are approximately 100 basis points lower than the all-in cost of the proposed credit facility. The structure of these A note transactions imposes no financial covenants, thereby substantially enhancing our ability to manage our liquidity for the benefit of shareholders. After receiving numerous last-minute unfavorable changes to proposed terms and structure from the prospective credit facility provider, and given our recent success in selling senior participations/A notes to a commercial bank, we determined that periodic senior participation/A note sales provide us with a more flexible and less expensive leverage alternative than that ultimately offered by the prospective lender.”

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Mr. Good continued: “Sustained high occupancy, limited new supply and increasing rental rates for new generation Class A self-storage facilities, combined with limited competition from banks and other capital providers, continue to provide us with exceptional investment opportunities with best-of-class developers in some of the top self-storage markets in the United States. Our strong asset appreciation has allowed us to increase our annual adjusted earnings guidance by an average of 34.0%. We believe our entrepreneurial business model will continue to deliver to our shareholders excellent total returns as our projects are completed and leased.”

Annual Earnings Guidance Update and Second Quarter Guidance

The following table reflects updated earnings per share and adjusted earnings per share guidance for the second quarter ending June 30, 2016, and updated guidance for the full 2016 calendar year. Such guidance is based on management's current and expected views of company activity (including fair value appreciation), the self-storage market, and overall economic conditions.  Adjusted earnings is a measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income plus stock-based compensation expense and transaction and other expenses.

	Dollars in thousands, except share and per share data
	Three months ending June 30, 2016		Year ending December 31, 2016
	Low	High	Low	High
Interest and JV revenue	$1,400	$1,500	$6,500	$6,900
G&A expenses	(1,800)	(1,700)	(7,500)	(7,200)
Interest expense	(38)	(36)	(650)	(631)
Transaction and other expenses	(200)	(150)	(2,200)	(2,000)
Change in fair value of investments	2,000	2,500	7,500	10,000
Net income	$1,362	$2,114	$3,650	$7,069
Add: stock based compensation	250	225	950	900
Add: transaction and other expenses	200	150	2,200	2,000
Adjusted earnings	$1,812	$2,489	$6, 800	$9,969
Earnings per share	$0.22	$0.34	$0.59	$1.14
Adjusted earnings per share	$0.29	$0.40	$1.10	$1.61
Average shares outstanding	6,162,500	6,162,500	6,175,000	6,175,000

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Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, May 5, 2016 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at www.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The archive of the webcast will be available on the Company’s website until May 19, 2016.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-876-9177

International: 1-785-424-1666

Passcode: JCAPQ116

Conference Call Playback:

Domestic: 1-800-374-1375

International: 1-402-220-0682

The playback can be accessed until midnight Eastern Time on May 19, 2016.

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding our future performance, our second quarter 2016 earnings guidance and full year 2016 updated earnings guidance, including related key assumptions, future profits from investments, our anticipated loan closings, our access to capital and our ability to fund our existing loan commitments. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and our other filings with the SEC from time to time, which are accessible on the SEC’s website at www.sec.gov.

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Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income plus stock-based compensation expense and transaction and other expenses. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various non-cash and non-recurring items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies.

Contact:

Jernigan Capital, Inc.

John A. Good – (901) 567-9517

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JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets:
Cash and cash equivalents	$28,801	$43,859
Development property investments at fair value	47,223	40,222
Operating property loans at fair value	20,178	19,600
Investment in real estate venture	7,919	—
Prepaid expenses and other assets	2,128	1,485
Fixed assets, net	245	261
Total assets	$106,494	$105,427

Liabilities:
Due to Manager	$674	$698
Accounts payable, accrued expenses and other liabilities	2,602	808
Dividends payable	2,157	2,157
Total liabilities	5,433	3,663

Equity:
Jernigan Capital, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	62	62
Additional paid-in capital	110,809	110,634
Accumulated deficit	(10,431)	(9,396)
Total Jernigan Capital, Inc. stockholders' equity	100,440	101,300
Non-controlling interests	621	464
Total equity	101,061	101,764
Total liabilities and equity	$106,494	$105,427

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JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
Revenues:
Interest income from investments	$1,143	$1,008	$-
Net interest income	1,143	1,008	-

Costs and expenses:
General and administrative expenses reimbursable to Manager	830	810	-
General and administrative expenses	474	656	147
Management fees to Manager	414	414	-
Transaction and other expenses	1,952	-	-
Restructuring costs	7	56	-
Deferred termination fee to Manager	157	156	-
Total costs and expenses	$3,834	$2,092	$147

Operating loss	$(2,691)	$(1,084)	$(147)

Other income:
Change in fair value of investments	3,791	216	-
Other interest income	22	37	-
Total other income	$3,813	$253	$-
Net income (loss)	$1,122	$(831)	$(147)

Basic earnings (loss) per share attributable to common stockholders	$0.18	$(0.15)	n/a
Diluted earnings (loss) per share attributable to common stockholders	$0.18	$(0.15)	n/a

Weighted average shares of common stock outstanding - basic	6,000,000	6,000,000	n/a
Weighted average shares of common stock outstanding - diluted(1)	6,000,000	6,000,000	n/a

Dividends declared per share of common stock	$0.35	$0.35	$-

(1)	For both the three months ended March 31, 2016 and December 31, 2015, potentially dilutive securities are not included in the diluted earnings per share calculation as they are not dilutive.

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JERNIGAN CAPITAL, INC.

CALCULATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	March 31, 2016	December 31, 2015
Net income (loss)	$1,122	$(831)
Plus: stock-based compensation	175	138
Plus: transaction and other expenses	1,952	-
Adjusted Earnings (Loss)	$3,249	$(693)

Adjusted Earnings (Loss) per share attributable to common stockholders	$0.53	$(0.13)

Weighted average shares of common stock outstanding - diluted (1)	6,000,000	6,000,000

(1)	For both the three months ended March 31, 2016 and December 31, 2015, potentially dilutive securities are not included in the diluted Adjusted Earnings per share calculation as they are not dilutive.

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JERNIGAN CAPITAL, INC.

2016 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ending June 30, 2016
	Low	High

Net Income	$1,362	$2,114
Plus: stock-based compensation	$250	$225
Plus: transaction and other expenses	$200	$150
Adjusted Earnings	$1,812	$2,489

Net income per weighted average share	$0.22	$0.34
Adjusted Earnings per weighted average share	$0.29	$0.40

Weighted average shares of common stock outstanding	6,162,500	6,162,500

	Year ending December 31, 2016
	Low	High

Net Income	$3,650	$7,069
Plus: stock-based compensation	$950	$900
Plus: transaction and other expenses	$2,200	$2,000
Adjusted Earnings	$6,800	$9,969

Net income per weighted average share	$0.59	$1.14
Adjusted Earnings per weighted average share	$1.10	$1.61

Weighted average shares of common stock outstanding	6,175,000	6,175,000

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